          Immediate
          Scott  Monette
          314/877-7113

               RALCORP HOLDINGS, INC. ANNOUNCES MANAGEMENT CHANGES

ST. LOUIS, MO, AUGUST 27, 2002 Ralcorp Holdings, Inc. (NYSE:RAH) today announced management changes that will become effective October 1, 2002, which is the start of its new fiscal year. The announcement was made by Joe R. Micheletto, Chief Executive Officer and President of Ralcorp Holdings, Inc.

Mr. James A. Nichols, Corporate Vice President and President, The Carriage House Companies, Inc. (the Company's dressings, syrups, jellies and sauces business), will be named President of the Ralston Foods Division (the Company's ready-to-eat and hot cereal business).

Mr. David P. Skarie, Corporate Vice President and President, Ralston Foods, and President, Nutcracker Brands, Inc., will be named President of The Carriage House Companies, Inc. Mr. Skarie will remain President of Nutcracker (the Company's snack nuts and chocolate candy business).

In  their  new  positions,  Messrs.  Nichols  and  Skarie  will  report  to  Joe
Micheletto.

Mr. Nichols has been with Ralcorp and its former parent company, Ralston Purina Company, since 1975. Mr. Nichols joined Ralston Purina in the Marketing Research area and held positions of increasing responsibility. From 1985 to 1989 he worked in the Company's cereal business as Vice President and Director, Cereal Marketing. In 1989 he was named President of Beech-Nut Nutrition Corporation. He was named a Corporate Officer of Ralcorp Holdings in 1994. In 1995 he was promoted to President of Ralston Foods, Inc. In 2000 he was named President of The Carriage House Companies, Inc. - his current position.

Mr. Nichols holds a B.S. in mathematics from Christian Brothers University and an M.A. in Economics from the University of Memphis (formerly Memphis State University). He has been on the Board of Directors of Boys Hope/Girls Hope for over 10 years, 3 as President.

Mr. Skarie has been with Ralcorp and its former parent company, Ralston Purina Company, since 1986. He began at Ralston Purina as Sales Zone Director, East Central Zone Grocery Products group in 1986 and served in several key sales positions including Vice President of Field Sales. In 1993 he was named Vice President/Director Sales, Human Foods and held that position until the Ralcorp spin-off.

Mr. Skarie was named Corporate Vice President and Director of the Customer Development Group of Ralston Foods in 1994. In 2000 Mr. Skarie was promoted to Corporate Vice President of Ralcorp and President of Ralston Foods. He was appointed to the additional role of President of Nutcracker, the Company's snack nuts and chocolate candy business, earlier this year.

Prior to Ralston Purina, Mr. Skarie was employed by General Foods Corporation. He graduated with a B.B.S. from Minnesota State University at Mankato. Mr. Skarie serves as Vice Chairman and Director of the Private Label Manufacturers Association.
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